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                                                                     Exhibit 3.4







                          CERTIFICATE OF INCORPORATION

                                       OF

                             DENNY'S HOLDINGS, INC.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW



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                          CERTIFICATE OF INCORPORATION

                                       OF

                             DENNY'S HOLDINGS, INC.

                Under Section 402 of the Business Corporation Law

         The undersigned, a natural person over eighteen, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

         FIRST:  The name of the Corporation is

                             Denny's Holdings, Inc.

(hereinafter sometimes called the "Corporation").

         SECOND:  The purpose for which the Corporation is formed is

                  To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without first obtaining the consent of such body.

                  For the accomplishment of the aforesaid purpose, and in furtherance thereof, the Corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

         THIRD: The office of the Corporation in the State of New York is to be located in New York County.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is two million (2,000,000) shares, at a par value of one cent ($.01) each.

         FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

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                  c/o CT Corporation System
                  1633 Broadway, New York, New York  10019

         SIXTH: The registered agent of the corporation is CT Corporation System, whose address is 1633 Broadway, New York, New York 10019. The registered agent is the agent of the Corporation upon whom process against it may be served.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 3rd day of October, 1989.

                                          /s/ Stephen J. Nelson
                                          --------------------------------------
                                          Stephen J. Nelson,
                                          Incorporator.
                                          c/o Cleary, Gottlieb, Steen & Hamilton
                                          One State Street Plaza
                                          New York, New York  10004



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